CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-14 of RidgeWorth Funds with respect to the Capital Innovations Global Agri, Timber, Infrastructure Fund, a series of shares of Investment Managers Series Trust, and to the use of our report dated January 28, 2015 on the financial statements and financial highlights included in the 2014 Annual Report. Such financial statements and financial highlights appear in the 2014 Annual Report to Shareholders, which is incorporated by reference on Form N-14.

/s/ TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania

December 11, 2015